UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number:  000-21298
                                                                       ---------


                         ST. FRANCIS CAPITAL CORPORATION
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             (Exact name of registrant as specified in its charter)

13400 BISHOPS LANE, SUITE 350, BROOKFIELD, WISCONSIN 53005-6203, (262) 787-8700
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  COMMON STOCK, PAR VALUE $0.01 PER SHARE AND PREFERRED STOCK PURCHASE RIGHTS
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|             Rule 12h-3(b)(1)(i)    |X|
Rule 12g-4(a)(l)(ii)      |_|             Rule 12h-3(b)(1)(ii)   |_|
Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)    |_|
Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)   |_|
                                          Rule 15d-6             |_|


         Approximate number of holders of record as of the certification or notice date: NONE


         Pursuant to the requirements of the Securities Exchange Act of 1934, Fidelity Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 1, 2003                Name:    /s/ Jerry A. Weberling
       ----------------                         --------------------------------
                                       Title:   Executive Vice President and
                                       Chief Financial Officer of MAF Bancorp,
                                       Inc. (successor by merger to St. Francis
                                       Capital Corporation)